Exhibit 99.1

For Immediate Release

FINAL PRORATION RESULTS ANNOUNCED FOR FOSTER WHEELER EXCHANGE OFFER

London, United Kingdom (21 November 2014) – Amec Foster Wheeler plc (formerly AMEC plc) (LSE and NYSE: AMFW) (“Amec Foster Wheeler”) and AMEC International Investments BV, Amec Foster Wheeler’s directly wholly-owned subsidiary, are pleased to announce the final allocation of consideration for the recent offer (the “Offer”) to acquire all of the issued and to be issued registered shares (the “Foster Wheeler shares”) of Foster Wheeler AG (“Foster Wheeler”). The Offer expired at 11:59 p.m. New York City time on 12 November 2014 (4:59 a.m. London time on 13 November 2014; 5:59 a.m. Zug time on 13 November 2014).

As previously announced, Foster Wheeler shareholders were offered, for each Foster Wheeler share validly tendered and not properly withdrawn, the right to receive $16.00 in cash and 0.8998 in Amec Foster Wheeler securities (in the form of Amec Foster Wheeler shares, nominal value £0.50 per share (“Amec Foster Wheeler shares”) or Amec Foster Wheeler American Depositary Shares each representing one (1) Amec Foster Wheeler share (“Amec Foster Wheeler ADSs”), at the election of Foster Wheeler shareholders) for each Foster Wheeler share held, which tendering Foster Wheeler shareholders could elect to receive as (i) $32.00 in cash (the “Cash Consideration”) or (ii) 1.7996 Amec Foster Wheeler securities (the “Share Consideration”) (in the form of Amec Foster Wheeler shares or Amec Foster Wheeler ADSs, at the election of the Foster Wheeler shareholders), subject in each case to proration.

Acceptances

As of 20 November 2014, based on a final count by American Stock Transfer & Trust Company LLC, the exchange agent for the Offer, 95,395,711 Foster Wheeler shares were validly tendered into, and not withdrawn from the Offer, representing approximately 95.27 per cent. of the outstanding Foster Wheeler shares. The change from the 99,164,451 Foster Wheeler shares that Amec Foster Wheeler and AMEC International Investments BV announced had been validly tendered into, and not withdrawn from, the Offer on 13 November 2014 represents 3,768,740 Foster Wheeler shares subject to notices of guaranteed delivery that were not validly delivered. Notwithstanding the foregoing, AMEC International Investments BV reserves its rights fully under the terms of the Offer, including the terms of the notice of guaranteed delivery, to acquire such Foster Wheeler shares.

Holders of 89,409,829 Foster Wheeler shares tendered have elected to receive the Cash Consideration and 5,985,882 Foster Wheeler shares tendered have elected to receive the Share Consideration, of which holders of 27,527 Foster Wheeler shares have elected to receive Amec Foster Wheeler shares and holders of 5,958,355 Foster Wheeler shares have elected to receive Amec Foster Wheeler ADSs. All shares that were validly tendered and not withdrawn have been accepted for payment in accordance with the terms of the Offer and applicable law.

Continued.

Results of proration

As announced on 13 November 2014, because the Cash Consideration option was oversubscribed, the consideration to be received by the holders who elected the Cash Consideration was prorated pursuant to the terms and conditions of the Offer and the Implementation Agreement, as amended, between Amec Foster Wheeler and Foster Wheeler AG. Based on the proration:

•	With respect to Foster Wheeler shares for which Foster Wheeler shareholders elected to receive the Share Consideration and those that failed to make a valid election, such Foster Wheeler shareholders will receive the Share Consideration (and cash in lieu of fractional shares).

•	With respect to Foster Wheeler shares for which Foster Wheeler shareholders elected to receive the Cash Consideration, such Foster Wheeler shareholders will receive (i) the Share Consideration (in the form of Amec Foster Wheeler shares or Amec Foster Wheeler ADSs at the election of the tendering Foster Wheeler shareholder) (and cash in lieu of fractional shares) with respect to 46.17 per cent. of the Foster Wheeler shares for which Cash Consideration was elected and (ii) the Cash Consideration for 53.83 per cent. of the Foster Wheeler shares for which Cash Consideration was elected.

Continued.

In the aggregate, Amec Foster Wheeler will pay as consideration in the Offer $1,540,273,504 in cash and issue 85,052,989 Amec Foster Wheeler shares (including 55,916,605 Amec Foster Wheeler shares represented by Amec Foster Wheeler ADSs and 987 Amec Foster Wheeler shares to be sold for cash to settle fractional entitlements). Payment of the Offer consideration will occur as soon as practicable but no later than 24 November 2014 and the new Amec Foster Wheeler shares will be admitted to trading on the London Stock Exchange on 24 November 2014.

Squeeze-Out Merger

As disclosed in the Offer documents, Amec Foster Wheeler intends to complete the acquisition of Foster Wheeler by effecting a squeeze-out merger pursuant to article 8, paragraph 2 and article 18, paragraph 5 of the Swiss Merger Act (the “Squeeze-Out Merger”) and expects that any Foster Wheeler shareholders who have not tendered into the Offer and who are to be subject to the Squeeze-Out Merger will be compensated on nearly identical terms as the Offer. As further disclosed in the Offer documents, Amec Foster Wheeler may pursue any legally available method to acquire or control, directly or indirectly, 100 per cent. of the issued Foster Wheeler voting rights.

Delisting and Deregistration

On 13 November 2014, Foster Wheeler announced that it intends to voluntarily delist the Foster Wheeler shares from the NASDAQ Global Select Market and, provided that the requirements for deregistration are met, in due course, that it intends to subsequently deregister the Foster Wheeler shares under the Securities Exchange Act of 1934 (the “Exchange Act”). Foster Wheeler also intends to suspend its reporting obligations under the Exchange Act once it is eligible to do so.

Enquiries to:

Amec Foster Wheeler plc:	+ 44 (0)20 7429 7500

Julian Walker, Director of Communications

Rupert Green, Investor Relations

Continued.

Amec Foster Wheeler (www.amecfw.com) designs, delivers and maintains strategic and complex assets for its customers across the global energy and related sectors.

With annualised scope revenues of £5.5 billion and over 40,000 employees in more than 50 countries, the company operates across the whole of the oil and gas industry – from production through to refining, processing and distribution of derivative products – and in the mining, clean energy, power generation, pharma, environment and infrastructure markets.

Forward-Looking Statements

This announcement contains statements which constitute “forward-looking statements”. Forward-looking statements include any statements related to Amec Foster Wheeler’s plans and proposals for Foster Wheeler, including the Squeeze-Out Merger, delisting from NASDAQ and deregistration, and are generally identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “will,” “may,” “continue,” “should” and other similar expressions. Forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Amec Foster Wheeler, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking statements.

Amec Foster Wheeler does not undertake to update any of the forward-looking statements after this date to conform such statements to actual results, to reflect the occurrence of anticipated results or otherwise.

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